Exhibit 4.5

SECOND AMENDMENT TO THE PROGRESSIVE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(2003 Amendment and Restatement)

WHEREAS, The Progressive Corporation Executive Deferred Compensation Plan is currently maintained pursuant to a 2003 Amendment and Restatement and the First Amendment thereto (“Plan”); and

WHEREAS, it is deemed desirable to amend the Plan further;

NOW, THEREFORE, the Plan is hereby amended in the respects hereinafter set forth:

1.	Effective December 31, 2003, The Table of Contents of the Plan, Line 1.34 is hereby amended to provide as follows:

1.34 “Withdrawal Amount”

2.	Effective December 31, 2003, as it relates to distributions of Deferrals of Restricted Stock Awards and effective January 31, 2004 as it relates to distributions of all other Deferrals, Article 3, Section 3.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

3.4 Form of Distribution.

All distributions shall be made in cash.

3.	Effective January 31, 2004, the last sentence in Article 3, Section 3.5 shall be deleted and replaced by the following sentence:

The Withdrawal Amount shall be paid in cash.

4.	Except as expressly provided in this Amendment, the terms and provisions of the Plan shall remain entirely unchanged and continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereunto caused this Amendment to be executed by its duly authorized representative effective as of the date set forth above.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett

Title:	Vice President & Secretary